Exhibit 10.56

FOURTH AMENDMENT TO OFFICE LEASE

THIS FOURTH AMENDMENT TO OFFICE LEASE (“Amendment”) is made effective as of June 1, 2012 (the “Effective Date”), by and between BELLEVUE ASSOCIATES (“Landlord”), and PENNSYLVANIA REAL ESTATE INVESTMENT TRUST (“Tenant”).

BACKGROUND

A. Under an Office Lease dated December 9, 1988, as amended and restated by that certain Amended and Restated Office Lease dated July 12, 1999, as further amended by that certain First Amendment to Office Lease dated June 18, 2002, as further amended by that certain Second Amendment to Office Lease dated June 1, 2004, and as further amended by that certain Third Amendment to Office Lease dated January 13, 2012 (collectively, the “Lease”), Tenant leases 68,082 rentable square feet (“rsf”) of space (the “Current Premises”) located on the 2nd (13,555 rsf), 3rd (28,830 rsf), 4th (296 rsf), 8th (15,401 rsf) and 9th (10,000 rsf) floors of the building known as “The Bellevue,” located at Broad Street at Walnut, Philadelphia, Pennsylvania (the “Building”).

B. Landlord and Tenant desire to modify the Lease subject to the terms and on the conditions set forth in this Amendment.

AGREEMENTS

NOW, THEREFORE, in consideration of the foregoing recitals, which by this reference thereto are hereby incorporated into the body of this Amendment, the mutual promises set forth below, and other good and valuable consideration, the receipt, sufficiency and fairness of which are hereby acknowledged, Landlord and Tenant, intending to be legally bound, agree as follows:

1. Effect of Amendment. In the event of any inconsistency between the terms set forth in this Amendment and the terms of the Lease, the terms of this Amendment shall prevail. Except as otherwise provided in this Amendment, or as the context may require, the capitalized terms used in this Amendment shall have the same meanings given to them in the Lease.

2. Lease Certification.

a. Certifications. Landlord and Tenant each reaffirm and certify as follows:

i. The Lease is in full force and effect.

ii. Except as provided in this Amendment, the Lease, as defined above,

has not been further supplemented, modified or amended.

iii. Neither Landlord nor Tenant is in default under the Lease, and no event has occurred which, with the giving of notice or passage of time, or both, would constitute a default by Landlord or Tenant under the Lease.

iv. Tenant has not assigned the Lease or any interest therein, or subleased any portion of the Premises, and has not entered into any agreement for those purposes.

v. Tenant has no defenses, counterclaims or offsets under the Lease or against rent or other charges due or to become due under the Lease.

vi. Tenant has no rights of refusal, offer, expansion or extension with respect to the Lease, the Premises or the Building except as expressly set forth in the Lease.

b. Reliance. Tenant agrees that Landlord and its mortgagees may rely upon the statements made in the preceding subparagraph.

3. Reduction of Premises.

a. As of the Effective Date, Tenant shall deliver to Landlord possession of the portion of the Premises consisting of:

(i) approximately Ten Thousand (10,000) rsf located on the 9th Floor of the Building, which portion is shown on the plan attached to and made a part of this Amendment as Exhibit A (the “Ninth Floor Space”); and

(ii) approximately Two Hundred Ninety-Six (296) rsf located on the 4th Floor of the Building, which portion is shown on the plan attached to and made a part of this Amendment as Exhibit B (the “Fourth Floor Space”). The Fourth Floor Space and the Ninth Floor Space shall be referred to collectively as the “Surrender Space.”

b. From and after the Effective Date, (i) the term “Premises” wherever it appears in the Lease and any Exhibits thereto shall no longer include the Surrender Space and (ii) the Lease is hereby amended so that the area of the Premises set forth therein shall be reduced by a total of Ten Thousand Two Hundred Ninety-Six (10,296) rsf and the new total rentable square feet of the Premises shall be Fifty-Seven Thousand Seven Hundred Eighty-Six (57,786) rsf on the 2nd, 3rd, and 8th floors of the Building. Tenant shall remain obligated to pay Landlord all amounts which Tenant would otherwise be obligated to pay Landlord under the Lease as amended hereby with respect to the Surrender Space and perform all obligations Tenant is obligated to perform under the Lease as amended hereby with respect to the Surrender Space which accrue or arise on or before the Effective Date. As of the Effective Date, Tenant shall be fully released from all obligations under the Lease with respect to the Surrender Space as if such date were the date set for the expiration of the Term of the Lease.

4. Removal of Personal Property. Prior to the Effective Date, Tenant shall vacate the Surrender Space, remove all of Tenant’s personal property therefrom and deliver to Landlord possession thereof in the condition required by Section 19.A of the Lease.

5. Term. The Term of the Lease shall commence on the Effective Date and is hereby extended to, and shall expire on, October 31, 2019. From and after the Effective Date, the term “Expiration Date” wherever it appears in the Lease, shall mean the Expiration Date as extended by this Section 5 of this Amendment.

6. Rent. Commencing on the Effective Date and continuing through and including the Expiration Date, Tenant shall continue to pay Landlord Minimum Rent in the manner set forth in the Lease, except that commencing on the Effective Date, Tenant shall pay Landlord Minimum Rent in the following amounts:

Period	Minimum Rent per rentable square foot	Annual	Monthly
6/1/12 - 5/31/13	$20.38	$1,177,678.68	$98,139.89
6/1/13 - 5/31/14	$20.88	$1,206,571.68	$100,547.64
6/1/14 - 5/31/15	$21.38	$1,235,464.68	$102,955.39
6/1/15 - 5/31/16	$21.88	$1,264,357,68	$105,363.14
6/1/16 - 5/31/17	$22.38	$1,293,250.68	$107,770.89
6/1/17 - 5/31/18	$22.88	$1,322,143.68	$110,178.64
6/1/18 - 5/31/19	$23.38	$1,351,036.68	$112,586.39
6/1/19 - 10/31/19	$23.88	$1,379,929.68	$114,994.14

7. Use and Occupancy Taxes. Tenant shall continue to be responsible to pay all City of Philadelphia Use and Occupancy Tax in connection with its occupancy of the Premises and pay all such amounts to Landlord pursuant to the terms of Section 4.I. of the Lease.

8. Tenant’s OMC Percentage and Tax Percentage. Commencing on the Effective Date, Tenant’s OMC Percentage and Tenant’s Tax Percentage shall be 21.183%, based upon the rsf of the Premises as of the Effective Date of 57,786 which equals 21.183% of 272,793, the total rsf of the Office Portion of the Building. All applicable terms of the Lease are hereby amended accordingly.

9. Base Year Operations and Maintenance Charge. Notwithstanding anything to the contrary in Sections 1.J, 5 and 6 of the Lease, during the Term, all references to the

“Base Year Operation & Maintenance Charge” shall be amended to mean the PREIT OMC Base Year Amount. The term “PREIT OMC Base Year Amount” shall be defined as the sum equal to the average per rsf of: (a) the actual OMC Sum for the Building for 2012; and (b) the Market Average OMC Sum for 2012. The term “Market Average OMC Sum” shall mean the average per rsf operating expense charges for the comparable buildings listed on Exhibit C attached hereto and incorporated herein.

10. Base Year Tax Amount. Notwithstanding anything to the contrary in Sections 1.M, 5 and 6 of the Lease, during the Term, all references to “Base Year Taxes” shall be amended to mean the PREIT Base Year Tax Amount. The term “PREIT Base Year Tax Amount” shall mean the sum equal to the average per rsf of: (a) the actual amount paid by the Landlord in 2012 for Taxes imposed upon the Building for tax year 2012; and (b) the Market Average Taxes for 2012. The term “Market Average Taxes” shall mean the average per rsf real estate taxes paid for tax year 2012 by the comparable buildings listed on Exhibit C.

11. Operations and Maintenance Charge and Real Estate Taxes.

a. Commencing on January 1, 2013, Tenant shall pay as additional rent the Tenant’s OMC for each calendar year during the Term, which shall be equal to, on a per square foot basis, the actual percentage increase of the OMC Sum of the Building multiplied by the PREIT OMC Base Year Amount. In subsequent years, Tenant’s OMC shall increase by the amount equal to, on a per square foot basis, the actual percentage increase of the OMC Sum of the Building over the actual OMC Sum of the Building for the immediately preceding calendar year. An illustration of this calculation is shown on Exhibit D attached hereto and incorporated herein.

b. Commencing on January 1, 2013, Tenant shall pay as additional rent the Tenant’s Tax Charge for each calendar year during the Term, which shall be equal to, on a per square foot basis, the actual percentage increase of the Taxes imposed upon the Building multiplied by the PREIT Base Year Tax Amount. In subsequent years, Tenant’s Tax Charge shall increase by the amount equal to, on a per square foot basis, the actual percentage increase of the Taxes imposed on the Building over the actual Taxes paid by the Building for the immediately preceding calendar year. An illustration of this calculation is shown on Exhibit D.

c. During the Term, Landlord, in its discretion, shall have the right to audit the OMC Sum of the Building. Such audit shall be performed by a third party selected and paid for by Landlord. In the event that such audit reveals recommendations for the reduction of the OMC Sum of the Building, and Landlord, in its discretion, elects to implement such recommendations, then, in such event, Tenant’s Minimum Rent shall be reduced by the amount equal to the actual reduction in the OMC Sum multiplied by Tenant’s OMC Percentage, not to exceed $1.00 per rsf.

12. Right to Audit. Section 6 of the Lease is hereby amended to include the following new Subsection C:

“C. Audit Rights. Landlord shall maintain complete and accurate books and records in accordance with generally accepted accounting practices and the provisions of this Lease reflecting the OMC Sum and all components thereof. Within ninety (90) days after the close of each calendar year or as soon after such ninety (90) day period as practicable, Landlord shall deliver to Tenant a statement of the adjustments to be made pursuant to subsection 6.A. Within ninety (90) days after its receipt of the statement prepared by Landlord showing the OMC Sum for each calendar year, Tenant and its authorized representatives shall have the right, upon reasonable prior notice given to Landlord by Tenant, to inspect, audit and make copies and abstracts of Landlord’s books and records during reasonable business hours at Landlord’s business offices for the purpose of verifying the accuracy of said statement and the calculation of Tenant’s Additional Rental reflected therein, and all costs thereof shall be borne and paid by Tenant; provided, however, if any such inspection or audit discloses that the amount of Tenant’s Additional Rental reflected in such statement varies by five percent (5%) or more than the actual amount of Tenant’s Additional Rental for such calendar year, Landlord shall reimburse Tenant for all reasonable costs and expenses incurred by Tenant in connection with such inspection or audit of the amounts indicated in Landlord’s statement, promptly upon demand therefor. If, on the basis of such statement, Tenant owes sums less than the payments for such calendar year previously made by Tenant on account of Tenant’s Tax Charge or Tenant’s OMC, Landlord shall credit such excess to Tenant or, following the expiration of the Term or the termination of this Lease, refund such excess to Tenant within thirty (30) days after Landlord receives notice of such discrepancy. If, on the basis of such statement, Tenant owes sums more than the estimated payments for such calendar year previously made by Tenant, on account of Tenant’s Tax Charge or Tenant’s OMC, Tenant shall pay the deficiency to Landlord within thirty (30) days after delivery of the statement. The obligations of the parties hereunder shall survive the expiration of the Term or the termination of the Lease.”

13. Improvement Allowance; Landlord’s Work; Space Planning.

a. Landlord shall provide Tenant with an “Improvement Allowance” of $7.50 per rsf based on the square footage of the Premises of 57,786 rsf for a total amount of $433,395.00. Tenant shall have the right to use the Improvement Allowance to fund improvements made by Tenant to the Premises (“Tenant’s Improvements”). Landlord shall reimburse Tenant for the cost of Tenant’s Improvements in accordance with the terms of this Section 13a. Tenant shall submit an application for reimbursement upon completion of the Tenant’s Improvements, together with such other commercially standard documentation as Landlord may reasonably require and the same shall be subject to reasonable verification and approval by Landlord. In addition, Tenant shall provide to Landlord an executed Release of Liens from any materialmen, contractors and their subcontractors. Within thirty (30) days after the date on which Landlord receives a completed application for reimbursement and all required supporting documentation, Landlord shall pay to Tenant the amount requested in the application for reimbursement, not to exceed the Improvement Allowance. Landlord shall have no obligation to (i) advance more than the total amount of the Improvement Allowance or (ii) make an advance of any part of the Improvement Allowance so long as an Event of Default has occurred or an event has occurred which, with the giving of notice or the passage of time or both, would constitute an Event of Default, and in either case remains uncured. Any costs, fees, disbursements, or amount relating to the Tenant’s Improvements in excess of the Improvement Allowance shall be paid by Tenant. In the event that the aggregate amount of costs associated with Tenant’s Improvements to the Premises is less than the total Improvement Allowance amount, any unused portion of the Improvement Allowance shall be paid by Landlord to Tenant within thirty (30) days of Landlord’s receipt of written notice from Tenant that Tenant has completed the Tenant’s Improvements.

b. Within six (6) months of the Effective Date, Landlord shall perform the following “Landlord’s Work” at its sole cost and expense: (i) Renovate the men’s and women’s restrooms on the second (2nd) floor of the Building consistent with renovations performed on other office restrooms in the Building; and (ii) Repair the elevator on the far left side of the northern elevator bank (identified as cab #1) to ensure it is working properly and consistently. In addition, commencing no later than June 1, 2015, Landlord shall renovate the five (5) passenger elevators serving the Premises. Landlord shall provide to Tenant a schedule of renovations and scope of work for such elevator renovations not less than six (6) months prior to June 1, 2015.

c. Landlord shall pay L2 Partridge up to $0.12 per rsf of the Premises (for a maximum of $6,935) for a testfit of the Premises payable within thirty (30) days of Landlord’s receipt of an invoice from L2 Partridge.

14. Right of First Offer. Tenant shall have the right (“Right of Offer”) during the first two (2) years of the Term of the Lease to elect to lease contiguous space on the 8th Floor of the Building, to the extent that such space is or becomes Available Space (hereinafter defined), on and subject to the terms and conditions set forth in this Section.

a. Space on the 8th floor, or any part thereof, shall constitute “Available Space” upon the expiration of all existing rights to such space including, but not limited to (i) the lease currently in effect, (ii) any currently existing rights of the tenant thereunder to renew or extend such lease, and (iii) any currently existing rights of other tenants with respect to such space, which rights are listed on Exhibit D attached hereto and incorporated herein (collectively, the “ROFO Existing Rights”). The date following the expiration of all ROFO Existing Rights shall be deemed to be the date on which such space becomes Available Space pursuant to this Section.

b. Landlord shall use reasonable efforts to give notice to Tenant as and when Landlord anticipates that any Available Space will become available. In the case of leases that are terminated prior to their scheduled expiration date, Landlord shall give notice as soon as such termination is reasonably certain. Landlord shall state in each notice hereunder (i) the space available, and (ii) the date Landlord anticipates that such space will be available for delivery.

c. Tenant may elect to lease all (but not less than all) of any Available Space by giving Landlord written notice of such election within fifteen (15) days after receipt of Landlord’s notice. If Tenant fails to respond to Landlord’s notice within such fifteen (15) day period, Tenant’s rights under this Section with respect to such space shall automatically terminate, and Tenant shall have no further right under this Section to lease such space.

d. Any Available Space for which Tenant elects to exercise its Right of Offer under this Section shall become part of the Premises, and except to the extent expressly provided to the contrary in this Section, shall be subject to the terms of this Lease with respect thereto, without modification. The rent for the Available Space shall be the then-current Rent per rentable square foot for the Premises and Landlord shall pay to Tenant a pro rata share of the Improvement Allowance based upon the rentable square footage of such Available Space. Tenant’s obligation to pay Rent shall commence forty-five (45) days after the date on which Landlord delivers to Tenant possession of the Available Space (the “Available Space Rental Commencement Date”).

e. Within thirty (30) days after request by Landlord or Tenant, the parties shall execute an amendment to this Lease adding to the Premises any Available Space which Tenant has elected to lease pursuant to the terms set forth in this Section, on the same terms and conditions of this Lease, except as otherwise expressly set forth herein.

f. Landlord shall deliver to Tenant possession of any Available Space added to the Premises pursuant to this Section free of all personal property, garbage and debris, and removable trade fixtures to the extent specified by Tenant.

g. In the event there is an Event of Default by Tenant which remains uncured following the expiration of applicable notice, grace and cure periods on the date Landlord’s notice is due under Section 14b. above or at any time thereafter until the applicable Available Space Rental Commencement Date, Tenant’s right to exercise its option as to the Available Space and/or to lease the Available Space shall automatically expire and terminate.

15. Right of First Refusal.

a. Provided that there are at least three (3) years remaining in the Term or Tenant has provided to Landlord written notice that Tenant is willing to exercise a renewal right to extend the Term beyond three (3) years, the following shall apply: In the event that Landlord receives an offer from a third party (“Third Party Tenant”) to lease any space in the Building contiguous to the Premises (said Total Rentable Area of the Building excluding the Premises being referred to herein as the “RFR Space”), Tenant shall have the right (“Right of Refusal”), subject only to the rights of other tenants of the Building that are in effect as of the Effective Date which rights are listed on Exhibit E attached hereto and incorporated herein (collectively, the “RFR Existing Rights”), to elect to lease the RFR Space on the same terms and conditions as offered by the Third Party Tenant. Landlord shall provide to Tenant written notice setting forth the terms agreed to by Landlord and such Third Party Tenant for the leasing of the RFR Space (the “Landlord’s Proposal”).

b. Following the delivery of Landlord’s Proposal, Landlord will meet with Tenant, at Tenant’s request, to discuss Landlord’s Proposal and to refine the same if mutually agreed by Landlord and Tenant. If Tenant agrees to the terms, provisions and conditions set forth in the Landlord’s Proposal, Tenant may elect to lease the RFR Space identified in the Landlord’s Proposal by giving Landlord written notice of such election (the “Acceptance Notice”) within fifteen (15) days after receipt of Landlord’s Proposal. If Tenant does not give the Acceptance Notice within such fifteen (15) day period, the Right of Refusal for the RFR Space identified in the Landlord’s Proposal thereupon automatically shall be suspended, and Tenant thereafter temporarily shall not have any right to lease said RFR Space, except that (i) Landlord shall not enter into a lease for the RFR Space on terms substantially more favorable to a Third Party Tenant than are specified in Landlord’s Proposal, without first re-offering the space in question to Tenant in a revised Landlord’s Proposal in accordance with the foregoing procedures; and (ii) should Landlord enter into a lease for said RFR Space and thereafter said RFR Space becomes available for lease to a Third Party Tenant, such RFR Space shall again be subject to Tenant’s Right of Refusal.

c. If Tenant exercises the Right of Refusal as provided above, then the RFR Space identified in the Landlord’s Proposal shall become part of the Premises, and the leasing of the RFR Space shall be on the same terms and conditions as those set forth in the Landlord’s Proposal except that: (i) Tenant shall have the right, but not the obligation, to extend the Term of the Lease such that the Term shall be co-terminous with the term for the leasing of the RFR Space, and for such time as the Term may be extended, the Rent for the Premises (excluding the RFR Space) shall be at the Market Base Rental Rate (hereinafter defined); (ii) Landlord shall provide Tenant with a pro-rata share of all leasing concessions set forth in the Landlord’s Proposal adjusted to reflect any difference in the term set forth in the Landlord’s Proposal and the Term hereunder; and (iii) Tenant’s obligation to pay Rent for such RFR Space shall commence on the later of either the free rent period set forth in the Landlord’s Proposal or ninety (90) days from the date Landlord delivers to Tenant possession of the RFR Space.

d. If Tenant exercises the Right of Refusal for the RFR Space as provided above, then within thirty (30) days after the date on which Landlord received the Acceptance Notice, Landlord and Tenant shall enter into a mutually acceptable amendment to the Lease adding the RFR Space to the Premises, and confirming the terms, conditions and provisions applicable to the RFR Space in accordance herewith.

e. Landlord shall deliver to Tenant possession of any RFR Space added to the Premises pursuant to this Section free of all personal property, garbage and debris, and removable trade fixtures to the extent specified by Tenant.

16. Extension Right.

a. Tenant shall have the right to extend the Term for two (2) additional periods (each, an “Extension Period”) for an aggregate of ten (10) years following the expiration of the Term (each, an “Extension Right”). The first Extension Period shall be no less than three (3) and no greater than seven (7) years, at Tenant’s discretion, and the second Extension Period shall equal ten (10) years less the number of years Tenant elected to exercise in the first Extension Period. Tenant shall exercise each Extension Right by giving Landlord written notice (the “Extension Notice”) of Tenant’s election to extend at least twelve (12) months prior to the commencement of the applicable Extension Period, provided that there exists no uncured Event of Default under the Lease beyond all applicable grace and cure periods at such time. Landlord shall quote its anticipated Market Base Rental Rate (hereinafter defined) no later than fourteen (14) months prior to the expiration of the then applicable Term. Tenant shall receive either (i) a market concession package for comparable leases (including tenant improvement allowance, commissions, free rent, build-out period and other concessions then given in the market), or (ii) an annual rent reduction equal to the payment necessary to amortize the value of the concessions at ten percent (10%) over the applicable lease term. All terms and conditions of this Lease shall be applicable during both Extension Periods, except as otherwise expressly set forth.

b. The OMC Sum Base Amount and the Base Year Tax Amount applicable during the Term shall be amended so that the OMC Sum Base Year and the Base Year Taxes shall be the calendar year during which such Extension Period commences, provided, however, if there are less than six (6) months remaining in said year, then the OMC Sum Base Year and Base Year Taxes shall be the following calendar year. Tenant shall have the right to renew for less than all of the Premises provided the renewal space is comprised of not less than 50,000 rsf.

c. For the purpose of this Amendment, the term “Market Base Rental Rate” shall mean the amount of cash which a landlord would receive annually by then renting the space in question assuming the landlord to be a prudent person willing to lease but being under no compulsion to do so, assuming the tenant to be a prudent person willing to lease but being under no compulsion to do so, and assuming a lease containing the same terms and provisions as those herein contained. Market Base Rental Rate shall take into consideration all relevant factors including the condition of the space, any landlord concessions, free rent, landlord’s work or a tenant improvement allowance and taking into further account base years for taxes and operating expenses for comparable space in the Building and in comparable office buildings in Center City Philadelphia. Landlord and Tenant agree that bona fide written offers to lease comparable space located in the Building from third parties may be used as a factor in determining the Market Base Rental Rate.

17. Option to Terminate. Landlord and Tenant hereby agree that Section 4.3 of the Second Amendment to Office Lease regarding “Tenant’s Early Termination Right” (as amended by the Third Amendment to Office Lease) is hereby deleted and of no further force or effect.

18. Subletting and Assigning. Notwithstanding anything to the contrary set forth in Section 12 of the Lease, Landlord and Tenant hereby acknowledge and agree that Tenant shall have the absolute right to sublet, assign or transfer its interest in the Lease, in whole or in part, including any renewal and expansion options, without exception in the case of: (a) a merger, consolidation, acquisition or other business combination; or (b) any sublet aggregating (together with any prior sublets still in effect) 33% or less of the rsf of the Premises. In all other cases, Landlord shall consent to all prospective sublets or assignments requested by Tenant unless the proposed subtenant or assignee is of a class which is, in Landlord’s reasonable discretion, inconsistent with the then tenant mix in the Building.

19. Surrender and Holding Over. Section 19.B of the Lease is hereby deleted in its entirety and replaced by the following new Section 19.B:

“B. “Hold Over. Upon the failure of the Tenant to surrender possession of the Premises upon the expiration or sooner termination of this Lease, Tenant’s continued occupancy may be treated by Landlord as a month-to-month tenancy and during such occupancy, Tenant shall pay to Landlord, an amount equal to one hundred fifty percent (150%) of the Rent last required to be paid under this Lease as applied to any periods in which Tenant shall remain in possession, provided, however, if Tenant remains in possession of the Premises in excess of (90) days after the expiration of the Term or sooner termination of this Lease, Tenant shall pay to Landlord one hundred seventy five percent (175%) of the Rent last required to be paid under this Lease as applied to any period in which Tenant remains in possession thereafter.”

20. Brokers. Tenant represents and warrants that Tenant has not engaged or dealt with any broker in connection with this Amendment except Smith Mack & Co., Inc. d/b/a Newmark Knight Frank Smith Mack (“Tenant’s Broker”), to whom Tenant shall be solely responsible for paying its brokerage or consulting fees in accordance with a separate agreement between Tenant and Broker. Landlord represents and warrants that Landlord has not engaged or dealt with any broker in connection with this Amendment except Binswanger (“Landlord’s Broker”) to whom Landlord shall be solely responsible for paying its brokerage or consulting fees in accordance with a separate agreement between Landlord and Broker. Each party agrees to indemnify, defend and hold harmless the other party from and against any claim for broker’s fees or finder’s fees asserted on account of any dealings with that party by any broker other than Tenant’s Broker or Landlord’s Broker, as applicable.

21. Non-Disturbance Agreement. Landlord shall use commercially reasonable efforts to obtain and furnish to Tenant, within thirty (30) days of the date of this Amendment, an agreement in such form and content as shall be reasonably acceptable to Tenant (a “Non-Disturbance Agreement”), executed and acknowledged in proper recordable form except for execution on behalf of Tenant, from each holder of any existing first lien mortgages, deeds of trust, or other liens entered into by and between Landlord and any such mortgagee and/or any beneficiary of any such mortgage, deed of trust or other such lien granted by Landlord (collectively, “Landlord’s Mortgagee”). Tenant agrees that the Lease shall be subject and subordinate to any mortgages, deeds of trust or other liens hereafter placed upon the Premises or the Building, provided that the holder thereof shall have entered into a Non-Disturbance Agreement with Tenant.

22. Reaffirmation of Lease. Except as expressly amended herein, all of the terms of the Lease shall remain in full force and in full effect. In the event of a conflict between the provisions of this Amendment and the original terms of the Lease, the provisions of this Amendment shall control.

23. Binding Effect. This Amendment shall be binding upon and inure to the benefit of Landlord and Tenant, and their respective successors and assigns.

24. Entire Agreement. The parties acknowledge that this Amendment contains the entire agreement between the parties with respect to the modification of the Lease and supersedes and replaces any prior agreements and understanding between the parties, either oral or written, concerning this Amendment.

25. No Third-Party Beneficiaries. There are no third-party beneficiaries to this Amendment, either express or implied. Nothing herein contained shall be construed to grant or confer upon any party other than the parties hereto and their permitted successors and assigns, any right, claim or privilege by virtue of any provision contained in this Amendment.

26. Counterparts. This Amendment may be executed in any number of counterparts, all of which will be considered one and the same Amendment notwithstanding that all parties hereto have not signed the same counterpart. Signatures on this Amendment which are transmitted by facsimile or a pdf via electronic mail shall be valid for all purposes. Any party shall, however, deliver an original signature on this Amendment to the other party upon request.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the day and year first above written.

LANDLORD:

BELLEVUE ASSOCIATES, a Pennsylvania Limited Partnership

BY:	BELLEVUE INC.,
a Pennsylvania corporation
its General Partner

BY:	/s/ George F. Rubin
NAME:	George F. Rubin
TITLE:	Treasurer/Secretary

TENANT:

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

BY:	/s/ Robert F. McCadden
NAME:	Robert F. McCadden
TITLE:	Executive Vice President and Chief Financial Officer

LIST OF EXHIBITS

Exhibit A – Ninth Floor Space

Exhibit B – Fourth Floor Space

Exhibit C – List of Comparable Buildings

Exhibit D – Illustration of Tenant’s OMC and Tenant’s Tax Charge Calculations

Exhibit E – ROFO Existing Rights

Exhibit F – RFR Existing Rights

EXHIBIT A

NINTH FLOOR SPACE

EXHIBIT A

EXHIBIT B

FOURTH FLOOR SPACE

EXHIBIT B

FOURTH

FLOOR

EXHIBIT C

LIST OF COMPARABLE BUILDINGS

Exhibit C

List of Comparable Buildings

1.	One South Broad

2.	Widener Building

3.	123 S. Broad Street

4.	1500 Market Street

5.	1700 Market Street

EXHIBIT D

ILLUSTRATION OF TENANT’S OMC CHARGE

AND TENANT’S TAX CHARGE CALCULATIONS

Note: Numbers are for illustrative purposes only

OMC Sum for the Base Year (2012)	$14.00
Market Average OMC Sum for 2102	$10.00	PSF

Sum	$24.00
Divide by 2 to get average	/2

PREIT OMC Base Year Amount	$12.00

	2012	2013	2014	2015

OMC Sum for the Building	$14.00	$14.42	$14.71	$15.30
% Increase		3.00%	2.00%	4.00%

PREIT OMC Base Year Amount	$12.00	$12.36	$12.61	$13.47
% Increase	$—	3.00%	2.00%	4.00%

OMC Amount		$0.36	$0.25	$0.50
Cumulative Increase Amount		$0.36	$0.61	$1.11

Note: Numbers are for illustrative purposes only

OMC Sum for the Base Year (2012)	$14.00
Market Average OMC Sum for 2102	$10.00	PSF

Sum	$24.00
Divide by 2 to get average	/2

PREIT OMC Base Year Amount	$12.00

			71%
			$0.0507

	2012	2013	2014	2015

OMC Sum for the Building	$14.00	$14.42	$14.71	$15.44
% Increase	0.00%	3.00%	2.00%	5.00%

PREIT OMC Base Year Amount	$12.00
% Increase	0.00%	3.00%	2.00%	5.00%
Cumulative % Increase		3.00%	5.00%	10.00%
OMC Amount		$0.36	$0.60	$1.20

EXHIBIT E

ROFO EXISTING RIGHTS

Tierney & Partners, Inc. has ROFO rights to space on the 9th Floor

EXHIBIT F

RFR EXISTING RIGHTS

None